Exhibit 99.1

Press Contact

Spencer Sias
Varian Medical Systems
+1 (650) 424-5782
spencer.sias@varian.com

FOR IMMEDIATE RELEASE

José Baselga and Jean-Luc Butel Appointed to Board of Directors of Varian Medical Systems

PALO ALTO, Calif. — March 1, 2017 — Varian Medical Systems (NYSE: VAR) today announced that José Baselga, Physician-in-Chief at Memorial Sloan Kettering Cancer Center (MSK) and Professor of Medicine at Weill Cornell Medical College, and Jean-Luc Butel, Senior Adviser to the McKinsey Healthcare Practice, have been appointed to the Varian Board of Directors, effective March 1, 2017, to serve until their re-election or their successors are elected at the next annual meeting of stockholders in 2018.

“I am excited that José Baselga and Jean-Luc Butel have joined the Varian board,” said R. Andrew Eckert, Chairman of Varian’s Board of Directors. “José brings extensive experience in the treatment and research of cancer, and Jean-Luc has a proven successful track record of working for major US healthcare companies in various global executive leadership positions. Both are very well qualified to serve on our board.”

Dr. Baselga, 57, has served as Physician-in-Chief at MSK and Professor of Medicine at Weill Cornell Medical College since 2013. Prior to MSK, Dr. Baselga was the Chief of the Division of Hematology / Oncology, Associate Director of the Massachusetts General Hospital Cancer Center and Professor of Medicine at Harvard Medical School from 2010-2012. He was also the Chairman of Medical Oncology and Founding Director of the Vall d’Hebron Institute of Oncology in Barcelona, Spain from 1996-2010. Dr. Baselga received his medical degree from Universitat Autonoma de Barcelona in Barcelona, Spain and completed residencies at Vall d’Hebron University Hospital and State University of New York Health Science Center at Brooklyn. Dr. Baselga is the most recent Past President of the American Association of Cancer Research and an elected member of the National Academy of Medicine. Dr. Baselga is a member of the Board of Directors of Infinity Pharmaceuticals.

Butel, 60, has served as Senior Adviser to McKinsey Healthcare Practice since 2015. From 2012 to 2015, Butel served as Corporate Vice President and President of International at Baxter. He has held prior executive management positions at Medtronic, Johnson & Johnson, and Becton-Dickinson. Butel earned a BA in International Affairs from The George Washington University and a MBA in international management from the American Graduate School of International Management (Thunderbird). Butel is a member of the Board of Directors of the Singapore Economic Development Board and Takeda Pharmaceutical Company.

About Varian Medical Systems

Varian Medical Systems focuses energy on saving lives and is the world's leading manufacturer of medical devices and software for treating and managing cancer. Headquartered in Palo Alto, California, Varian employs approximately 6,400 people at sites around the world. For more information, visit http://www.varian.com and follow @VarianMedSys on Twitter.

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